Exhibit 99

Contact:	Nancy Love Robertson Vice President – People & Communications (405) 225-5600

SONIC CORP. ANNOUNCES SEVERAL OFFICER MOVES

Pattye Moore Winds Up 12 Years with Sonic

OKLAHOMA CITY (September 10, 2004) – Sonic Corp. (NASDAQ/NM: SONC) today announced several changes in its officer ranks.

        The company reported that its President, Pattye Moore, will be departing from the company, effective October 31, 2004. Moore, who joined Sonic as Vice President of Marketing in 1992 and became President in January 2002, will continue to work in a consulting capacity with the company on brand development and marketing issues for the next two years. In addition, she will remain on Sonic Corp.’s Board of Directors through the end of 2005.

        “I’ve been so fortunate to have been part of the Sonic family for 12 years and am very proud of the incredible growth of the company during that time,” said Moore. “However, the time has come for me to devote my time and focus to the needs of my family. They have been patient and supportive while I focused on the Sonic brand and it is now their turn. I look forward to spending some long-awaited quality time with my husband and my two daughters in addition to assisting my parents with some of the challenges of aging.

        “I continue to be very optimistic about the Sonic brand and the company’s prospects for future growth,” Moore added.

        “It is admirable that Pattye has made this decision on behalf of her family. Fortunately, her contributions to the brand will live beyond her tenure with our company,” said Clifford Hudson, Chairman and Chief Executive Officer.

        Additionally, Sonic Corp. announced the promotion of W. Scott McLain to President of Sonic Industries, the company’s franchising subsidiary. McLain was named Executive Vice President of Sonic Corp. in January in addition to his long-standing role as Chief Financial Officer. He was promoted to Senior Vice President of Finance in January 2000. In his new role, McLain will oversee franchise development, field services, purchasing and distribution, operations services and information technology. McLain joined Sonic in 1996 as Vice President and Treasurer.

        Filling McLain’s prior position, Steve Vaughan will be promoted to Chief Financial Officer of Sonic Corp. His new assignment will include oversight of accounting and financial reporting, investor relations, all treasury functions and risk management. Prior to assuming his new responsibilities, Vaughan has served as Vice President of Planning & Analysis and Treasurer, and earlier still as Controller of the company. Vaughan joined Sonic in 1992 as Internal Auditor.

        The company also announced the promotion of Mike Perry to President of Sonic Restaurants, Inc. (“SRI”), the company’s restaurant-operating division. Perry was promoted to Senior Vice President of SRI in August 2003. He will continue to oversee all aspects of SRI operations, with the added responsibility of real estate development for SRI drive-ins. Perry joined the company in 1998 as Vice President-Operations Services, moving into the role of Vice President-Franchise Services in 1999. As of May 31, SRI operations totaled 508 Sonic Drive-Ins located in 14 states.

        “Each of these officers has served our company and brand very effectively. I welcome them to their new challenges within our organization and congratulate them on their success,” Hudson commented. Hudson will re-assume the title of President of Sonic Corp. in November.

        Founded in 1953, Sonic originally started as a hamburger and root beer stand in Shawnee, Oklahoma, called Top Hat Drive-In, then later changed its name to Sonic. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic now has more than 2,900 drive-ins in 30 states, and is the nation’s largest chain of drive-in restaurants with more than a million customers eating at Sonic Drive-Ins every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic on the Internet at www.sonicdrivein.com.